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                                                                    Exhibit 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                                              NINE MONTHS
                                                           YEARS ENDED                           ENDED
                                      ----------------------------------------------------   -------------
                                                                                             SEPTEMBER 27,
                                        1998       1999       2000       2001       2002         2003
                                      --------   --------   --------   --------   --------   -------------
Pre-tax income (loss) from
     continuing operations              $38.7     $(34.2)     $74.1    $(594.8)   $(258.4)           $63.5
                                      ========   ========   ========   ========   ========   =============

Fixed charges:
     Interest expense                    28.8       13.6       13.7       25.2       27.0             22.7
     Interest included in rental
     payments                             3.9        5.1        4.2        8.3        7.7              4.5
                                      --------   --------   --------   --------   --------   -------------
Total fixed charges                     $32.7      $18.7      $17.9      $33.5      $34.7            $27.2
                                      ========   ========   ========   ========   ========   =============

Pre-tax income (loss) from
     continuing operations plus
     fixed charges                      $71.4     $(15.5)     $92.0    $(561.3)   $(223.7)           $90.7
                                      ========   ========   ========   ========   ========   =============
Ratio of earnings to fixed charges        2.2         --(1)     5.1         --(2)      --(3)           3.3
                                      ========   ========   ========   ========   ========   =============



(1) Due to our loss in 1999, our ratio of earnings to fixed charges was less than 1:1. We would have had to generate additional earnings of $34.2 million in 1999 to achieve a ratio of 1:1.



(2) Due to our loss in 2001, our ratio of earnings to fixed charges was less than 1:1. We would have had to generate additional earnings of $594.8 million in 2001 to achieve a ratio of 1:1.



(3) Due to our loss in 2002, our ratio of earnings to fixed charges was less than 1:1. We would have had to generate additional earnings of $258.4 million in 2002 to achieve a ratio of 1:1.